Exhibit 3.44

ARTICLES OF ORGANIZATION

OF

SOUTH CENTRAL KENTUCKY LIMESTONE, LLC

The undersigned organizer sets forth the following Articles of Organization for the purpose of organizing a limited liability company (the “Company”) under the Kentucky Limited Liability Company Act:

ARTICLE I

NAME

The name of the Company is: South Central Kentucky Limestone, LLC

ARTICLE II

REGISTERED OFFICE AND AGENT

The street address of the Company’s initial registered office is 2300 Barren River Road, Bowling Green, Kentucky 42101 and the name of the Company’s initial registered agent at that office is James D. Scott.

ARTICLE III

PRINCIPAL OFFICE

The mailing address of the initial principal office of the Company is 2300 Barren River Road, Bowling Green, Kentucky 42101.

ARTICLE IV

MANAGEMENT

The Company is to be managed by its members.

ARTICLE V

LIMITED LIABILITY

No member, employee or agent of the Company will be personally liable by reason of being a member, employee or agent of the Company under a judgment, decree or order of a court, agency or tribunal of any type, or in any other manner, or on any other basis, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, except as specifically set forth in the Kentucky Limited Liability Act. The status of an entity or a person as a member, employee or agent of the Company will not subject the entity or person to personal liability for the acts or omissions, including without limitation any negligence, wrongful act or actionable misconduct, of any other member, employee or agent of the Company.

Dated: July 6, 2010

SCOTTY’S CONTRACTING & STONE, LLC

/s/ James D. Scott
By: James D. Scott
Title: Manager